Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AdTheorent Holding Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(10)

Common Stock, par value $0.0001 per share:
AdTheorent Holding Company, Inc. Long-Term Incentive Plan	10,131,638 (2)(3)	$6.07 (8)	$61,499,043	$5,700.97
AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan	2,026,328 (4)(5)	$6.07 (8)	$12,299,811	$1,140.20
AdTheorent Holding Company, LLC 2017 Interest Option Plan (options)	3,718,789 (6)	$0.61 (9)	$2,268,461	$210.29
AdTheorent Holding Company, LLC 2017 Interest Option Plan (RIUs)	573,333 (7)	$6.07 (8)	$3,480,131	$322.61

TOTAL:	16,450,088		$79,547,446	$7,374.07

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of the registrant, par value $0.0001 per share (“Common Stock”), that may be issued to adjust the number of shares issued pursuant to the AdTheorent Holding Company, Inc. Long-Term Incentive Plan (the “2021 Plan”), the AdTheorent Holding Company, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the registrant’s outstanding Common Stock.

(2)	Represents 10,131,638 shares of Common Stock reserved for issuance pursuant to future awards under the 2021 Plan.

(3)

The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 5% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, or (ii) such smaller number of shares of our Common Stock as is determined by our Board of Directors (the “Board”). However, before the date of any such increase, the Board may determine that that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)	Represents 2,026,328 shares of Common Stock reserved for future issuance under the 2021 ESPP.
(5)

The number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, by the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (ii) 1,013,164 shares of our Common Stock, or (iii) such smaller number of shares of our Common Stock as is determined by the Board. However, before the date of any such increase, the Board may determine that that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(6)

Represents 3,718,789 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2017 Plan and not previously registered by the registrant, as assumed by the registrant on December 22, 2021 pursuant to the Business Combination Agreement dated as of July 27, 2021 (as amended, restated, supplemented or otherwise modified, the “Business Combination Agreement”), by and among MCAP Acquisition Corporation, a Delaware Corporation, GRNT Merger Sub 1 LLC, a Delaware limited liability company, GRNT Merger Sub 2 LLC, a Delaware limited liability company, GRNT Merger Sub 3 LLC, a Delaware limited liability company, GRNT Merger Sub 4 LLC, a Delaware limited liability company, H.I.G. Growth—AdTheorent Intermediate, LLC, a Delaware limited liability company, H.I.G. Growth—AdTheorent, LLC, a Delaware limited liability company, and AdTheorent Holding Company, LLC, a Delaware limited liability company.

(7)

Represents 573,333 shares of Common Stock underlying restricted stock unit awards previously granted and outstanding under the 2017 Plan and not previously registered by the registrant, as assumed by the registrant on December 22, 2021 pursuant to the Business Combination Agreement.

(8)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on February 23, 2022, which date is within five business days prior to the filing of this Registration Statement.

(9)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2017 Plan as of the date of this Registration Statement.

(10)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.